STAAR SURGICAL PROVIDES OUTLOOK ON SECOND QUARTER 2012 FINANCIAL RESULTS

Second Quarter Revenue of Approximately $16 Million

Cash Position Increases to a Record $17.5 Million

Full Second Quarter 2012 Results to be Announced on August 1

MONROVIA, CA, July 19, 2012 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today provided selected preliminary results for the second quarter ended June 29, 2012.

Total revenue is expected to be approximately $16 million compared with $16.3 million in the second quarter of 2011 and $15.5 million in the first quarter of 2012. Visian ICL sales increased in all three regions though at a less than anticipated level in Asia Pacific and Europe.

“During the quarter, the transition to a direct selling model for our Visian ICL in Spain had a negative impact on our sales, though it will provide an upside to expectations in Spain during the second half of the year. The negative sales impact came from the lack of re-orders from the market as the distributor worked down its inventory and STAAR incurred additional reduction in sales as we bought back the remainder of the inventory during the quarter. In Asia Pacific we had lower than expected sales in Korea, our largest market, and China. These were partially offset by strong increases in Japan, Germany, Italy, India and Latin America. North America grew within expectations during the quarter,” said Barry Caldwell, President and CEO.

“In addition, based on preliminary review of our second quarter results, we expect our cash position increased to approximately $17.5 million at quarter end, which is a record cash position for the Company and was achieved while we made continued investments in our future,” added Mr. Caldwell. “We have now hired thirteen of the budgeted sixteen new employees in the sales and marketing area and expect to see enhanced results during the second half of 2012 from these additions. We also invested approximately $700,000 in our manufacturing consolidation project during the quarter. The project is running ahead of schedule and is expected to help drive our gross margins to nearly 80% and reduce our current tax rate of 50% to 10% beginning in 2014.”

The Company will release its financial results for the second quarter ended June 29, 2012 on Wednesday, August 1, 2012 after the market close.

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Conference Call Information

STAAR Surgical will host a conference call and webcast on Wednesday, August 1, 2012 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its second quarter 2012 results and recent corporate developments. The dial-in number for the conference call is 800-762-8779 for domestic participants and 480-629-9645 for international participants.

The Company will also be using slides to illustrate its second quarter results and operational progress. The slides and live webcast of the call can be accessed from the investor relations section of the STAAR website at www.staar.com.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” Over 300,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; prospects for increased sales as a result of new product introductions or new product approvals, expected savings from business consolidation plans and the timetable for those plans; the approval of pending regulatory applications; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of poor global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we ramp up production to meet rapidly growing demand for our products; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S., which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the V4c are not yet approved for sale in the United States.

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CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-568-9349	Christopher Gale, 646-201-5431
Douglas Sherk, 415-652-9100

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